                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            McGrath Rentcorp
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

LOGO
                                                                MCGRATH RENTCORP

--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
--------------------------------------------------------------------------------

                                  JUNE 5, 1998

     Notice is hereby given that the 1998 Annual Meeting of Shareholders of McGrath RentCorp, a California corporation, will be held at McGrath RentCorp's Corporate Headquarters located at 5700 Las Positas Road, Livermore, California 94550, on Friday, June 5, 1998, at 2:00 p.m., local time, for the following purposes:

     1. To elect five directors to serve until the next annual meeting of shareholders and until their respective successors are duly elected;

     2.  To approve the adoption of McGrath RentCorp's 1998 Stock Option Plan;

     3. To approve the appointment of Arthur Andersen LLP as McGrath RentCorp's independent public accountants for the year ending December 31, 1998; and

     4. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     Shareholders of record at the close of business on April 15, 1998 are entitled to notice of, and to vote at, the Meeting or any adjournment thereof. All shareholders are cordially invited to attend the Meeting in person. However, to insure your representation at the Meeting, you are urged to mark, sign and return the enclosed Proxy as promptly as possible in the accompanying postage-prepaid envelope. Any shareholder attending the Meeting may vote in person even if he or she has returned the Proxy.

                                            BY ORDER OF THE BOARD OF DIRECTORS

April 27, 1998                                  DELIGHT SAXTON, SECRETARY

                                MCGRATH RENTCORP

             ------------------------------------------------------

                                PROXY STATEMENT

             ------------------------------------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed Proxy is solicited on behalf of the Board of Directors of McGrath RentCorp (the "Company") to be voted at the 1998 Annual Meeting of Shareholders to be held on Friday, June 5, 1998, at 2:00 p.m., local time, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Company's Corporate Headquarters located at 5700 Las Positas Road, Livermore, California 94550.

     These proxy materials were mailed on or about April 28, 1998, to all shareholders entitled to vote at the Meeting.

RECORD DATE AND OUTSTANDING SHARES

     Shareholders of record at the close of business on April 15, 1998, are entitled to notice of, and to vote at, the Meeting. At the record date, 14,144,730 shares of the Company's Common Stock were issued and outstanding. The Company has no other class of voting securities issued or outstanding.

VOTING

     In order to conduct business at the Meeting, a quorum must be established. The presence in person or by proxy of shareholders entitled to vote a majority of the Company's outstanding Common Stock will constitute a quorum for the transaction of business at the Meeting.

     Every shareholder voting for the election of directors may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected (five) multiplied by the number of shares held, or may distribute such shareholder's votes on the same principle among as many candidates as the shareholder may select. However, no shareholder shall be entitled to cumulate votes for any candidate unless the candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the Meeting prior to the voting of the intention to cumulate the shareholder's votes. The proxy holders are given discretionary authority, under the terms of the Proxy, to cumulate votes represented by shares for which they are named in the Proxy. In electing directors, the candidates receiving the highest number of affirmative votes, up to the number of directors to be elected (five) shall be elected.

     Unless otherwise noted herein, each of the Company's proposals (other than the election of directors) described in this Proxy Statement requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock represented and voting at the Meeting if a quorum is present. Unless otherwise instructed, each valid returned Proxy not revoked will be voted in the election of directors "FOR" the nominees of the Board of Directors and "FOR" Proposals Nos. 2 and 3 described in this Proxy Statement, and at the proxy holders' discretion, on such other matters, if any, which may come before the Meeting (including any proposal to adjourn the Meeting).

SOLICITATION

     The cost of this solicitation will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

                     PROPOSAL NO. 1: ELECTION OF DIRECTORS

NOMINEES

     Directors of the Company are elected annually by the shareholders. The Board has nominated the five persons named in the table below for election as directors to serve until the next annual meeting of shareholders and until their respective successors are duly elected. Vacancies that may occur on the Board of Directors prior to an annual meeting of shareholders may be filled by the remaining Directors. Unless otherwise instructed, the proxy holders will vote the Proxies received by them for the Company's nominees named below, all of whom are presently directors of the Company. In the event any nominee is unable or declines to serve as a director at the time of the Meeting, the Proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected any nominee will be unable, or will decline, to serve as a director. In the event additional persons are nominated for election as directors, the proxy holders intend to vote all Proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible, and in such event, the specific nominees to be voted for under the Proxies will be determined by the proxy holders.

     The names of the nominees and certain information about them are set forth below.


                                                                            Director
    Name of Nominee       Age              Principal Occupation              Since
    ---------------       ---              --------------------             --------
Bryant J. Brooks          71    Independent Financial Consultant              1989
Joan M. McGrath           61    Businesswoman                                 1982
Robert P. McGrath         64    Chairman of the Board and Chief Executive     1979
                                  Officer of the Company
Delight Saxton            52    Senior Vice President, Chief Financial        1982
                                  Officer and Secretary of the Company
Ronald H. Zech            54    Chairman of the Board and Chief Executive     1989
                                  Officer of GATX Corporation


DESCRIPTION OF NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

     BRYANT J. BROOKS was elected a director of the Company in 1989, and he serves on its Audit and Executive Compensation Committees. Since 1975, Mr. Brooks has been an independent financial consultant in San Francisco, California, specializing in valuation of securities of privately held companies. He serves as a director of Fair, Isaac and Company, Incorporated, a public corporation engaged in the development and sale of business decision-making systems and software.

     JOAN M. MCGRATH joined the Company in 1980 and has been a director since 1982. Ms. McGrath served as a Vice President of the Company from 1982 through 1994, at which time she resigned that position.

She continues to be an employee of the Company with responsibilities in training sales, supervisory and management personnel and general management.

     ROBERT P. MCGRATH is the founder of the Company. He has been a director and its Chief Executive Officer since the Company's formation in 1979, and its Chairman of the Board since 1988. He also served as the Company's President through 1994 and as its Chief Financial Officer until 1993. He is a member of the Executive Compensation Committee of the Company's Board of Directors.

     DELIGHT SAXTON has been with the Company since its inception in 1979. She has been a director and the Secretary of the Company since 1982, its Chief Financial Officer since 1993, and a Senior Vice President since 1997. Ms. Saxton also served as the Company's Treasurer from 1982 until 1989, and then as its Vice President of Administration from 1989 until 1997. She is responsible for all corporate compliance requirements, monitors the auditing function, and is responsible for the Company's relationships with its bankers and auditors. Ms. Saxton is a member of the Audit Committee of the Company's Board of Directors.

     RONALD H. ZECH was elected a director of the Company in 1989, and he serves on its Audit and Executive Compensation Committees. In 1994, Mr. Zech was elected President and Chief Operating Officer of GATX Corporation, a New York Stock Exchange listed company. In 1995, he was elected Chief Executive Officer of that corporation, and in 1996 was elected its Chairman of the Board. GATX is engaged in the business of providing transportation and distribution equipment and related services. For the ten years prior to 1994, Mr. Zech had been the President and Chief Executive Officer of GATX's wholly owned subsidiary, GATX Capital Corporation. GATX Capital provided lease and loan financing for aircraft, rail and other equipment.

BOARD MEETINGS

     The Board of Directors of the Company held five meetings and took corporate action by unanimous written consent another four times during the year ended December 31, 1997.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has a three-member Audit Committee consisting of Directors Bryant J. Brooks, Delight Saxton and Ronald H. Zech. The Audit Committee exercises the following powers: (1) nominates the independent auditors of the Company to be approved by the Board of Directors; (2) meets with the independent auditors to review the annual audit; (3) assists the full Board in evaluating the auditors' performance; and (4) reviews internal control procedures, related party transactions and, where appropriate, potential conflict of interest situations. The Audit Committee met twice during 1997.

     The Board of Directors also has a three-member Executive Compensation Committee consisting of Directors Bryant J. Brooks, Robert P. McGrath and Ronald
H. Zech. The Executive Compensation Committee establishes the general compensation policies of the Company for its executive officers and sets the actual compensation plans and specific compensation levels for the individual officers. The Executive Compensation Committee held one meeting during 1997, and took action by unanimous written consent another time during the year.

     The Board has a Long-Term Stock Bonus Plan Committee that administers the Company's Long-Term Stock Bonus Plan. All members of the Board of Directors, except a Director who was a participant in the Long-Term Stock Bonus Plan at any time within the preceding twelve months, are automatically members of this Committee. At the present time, all five directors of the Company are members of the Long-Term Stock Bonus Plan Committee. The Long-Term Stock Bonus Plan Committee held no meetings but took action by unanimous written consent one time during 1997.

COMPENSATION OF DIRECTORS

     Each director who is not also an officer or employee of the Company is compensated for his or her services as a director at the rate of $11,000 per annum plus an additional fee of $600 per meeting for attendance at the meetings of the Board of Directors or one of its Committees (in the event a Committee meeting is held in conjunction with a Board meeting, only one $600 fee is paid to the Director). Mr. Brooks and Mr. Zech each received $14,000 for their services as directors of the Company during 1997. All directors, including those who are officers or employees of the Company, are reimbursed for expenses incurred in connection with attending Board or Committee meetings.

                     PROPOSAL NO. 2: 1998 STOCK OPTION PLAN

     In December 1997, the Company's 1987 Incentive Stock Option Plan terminated by its own terms, and the Company may not grant any further options under it. In March 1998, the Board of Directors adopted the Company's 1998 Stock Option Plan (the "1998 Plan"). The 1998 Plan permits the Company to grant options to purchase an aggregate of 2,000,000 shares of its Common Stock to officers, key employees, directors and other persons who provide valuable services to the Company or to any of its subsidiaries; and the Board of Directors will, from time to time, grant options to persons as it deems in the best interests of the Company.

     The Company considers this option plan to be a principal means by which it attracts, retains and motivates key personnel.

     The options which will be granted under the 1998 Plan may be either incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or options which are not incentive stock options ("non-qualified options").

     Under present federal income tax law, neither the grant of an incentive stock option to an optionee, nor the exercise of such an option by the optionee, will result in taxable income to the optionee. (However, upon exercise, the spread between the fair market value of the stock on the date of exercise and the exercise price paid is considered an item of tax preference, potentially subject to the alternative minimum tax.) Upon the sale of the stock acquired, the optionee will be entitled to treat any profit realized as long-term capital gain provided the applicable holding period requirements are met. If the holding period requirements are not met (i.e., a "disqualifying disposition" occurs), the optionee will be required to treat some or all of the profit realized as ordinary compensation income, but not in excess of the spread between the fair market value of the stock on the date of exercise of the option and the exercise price paid.

     In general, neither the grant nor exercise of an incentive stock option, nor the sale of stock acquired on exercise of such option will entitle the Company to a compensation deduction. However, in the event of a disqualifying disposition by the optionee, the Company will be entitled to a compensation deduction in an amount equal to the ordinary income recognized by the optionee.

     Incentive stock options may be granted only to employees of the Company or its subsidiaries. Under the 1998 Plan, the Board of Directors may grant non-qualified options to any persons who provide valuable services to the Company or its subsidiaries, including persons who may not be employees, such as directors, advisors or consultants. While the grant of a non-qualified option does not result in taxable income to the optionee under present federal income tax law, the exercise of that option will result in the optionee realizing the excess of the fair market value of the stock on the date of exercise over the exercise price paid as ordinary compensation income; and upon such exercise, the Company will be entitled to a compensation deduction in an amount equal to the ordinary income recognized by the optionee.

     The Company's Board of Directors can amend or terminate the 1998 Plan at any time; however, the Board will seek shareholder approval for any increase in the number of shares reserved under the 1998 Plan, and may also seek shareholder approval for other amendments to the 1998 Plan.

     At the Annual Meeting of Shareholders, the Company's shareholders will be asked to approve the terms and conditions of the 1998 Plan. Any shareholder who desires to review the text of the 1998 Plan can obtain a copy by writing the Company's Secretary.

     The Board of Directors recommends the shareholders vote "FOR" approval of the 1998 Stock Option Plan.

                  PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT
                       OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors of the Company, with the approval of its Audit Committee, has appointed Arthur Andersen LLP to audit the books and records of the Company for year ending December 31, 1998. A resolution will be offered at the Meeting to approve the appointment of Arthur Andersen LLP as the Company's independent public accountants.

     Representatives of the accounting firm are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     The Board of Directors recommends a vote "FOR" such proposal. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

                         STOCK PRICE PERFORMANCE GRAPH

     The following graph compares the Company's stock price since December 31, 1992 against (1) the S&P 500 Index and (2) the composite prices of the companies listed by Value Line, Inc. in its Industrial/Business Services Industries Group ("Peer Group").

NAME                    1992     1993     1994     1995     1996     1997
MCGRATH RENTCORP        100.00   129.94   156.67   180.07   250.27   483.80
Standard & Poors 500    100.00   110.09   111.85   153.80   189.56   252.82
Industrial Services     100.00   118.21   123.32   187.45   278.03   400.06


     The graph assumes an investment of $100 on December 31, 1992 and monthly reinvestment of dividends thereafter, and is based upon information provided to the Company by Value Line, Inc.

                       EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth certain information regarding the executive officers of the Company.

          Name               Age               Position Held with the Company
          ----               ---               ------------------------------
Robert P. McGrath             64            Chairman of the Board and Chief
                                            Executive Officer
Dennis C. Kakures             41            President and Chief Operating Officer
Delight Saxton                52            Senior Vice President, Chief
                                            Financial Officer and Secretary
Thomas J. Sauer               41            Vice President and Treasurer
Scott A. Alexander            37            Vice President
Thomas L. Sanders             54            Vice President
Randle F. Rose                40            Vice President of Administration

     Robert P. McGrath and Delight Saxton are also directors of the Company and descriptions of them appear under "Proposal No. 1: Election of Directors -- Description of Nominees for Election to the Board of Directors" above.

     DENNIS C. KAKURES joined the Company in 1982 as Sales and Operations Manager of the Company's Northern California office. He became a Vice President of the Company in 1987, Chief Operating Officer in 1989, Executive Vice President in 1993, and President in 1995.

     THOMAS J. SAUER joined the Company in 1983 as its Accounting Manager, became its Controller in 1987, Treasurer in 1989, and a Vice-President in 1995. Mr. Sauer is responsible for accounting, financial reporting and corporate taxes. Mr. Sauer is a Certified Public Accountant.


     SCOTT A. ALEXANDER joined the Company in 1982 as a sales representative, became a Branch Manager in 1990, and a Vice President in 1997. Mr. Alexander is responsible for the Northern California branch facility and for sales and marketing of the Mobile Modular Division.


     THOMAS L. SANDERS joined the Company in 1990 as a Branch Manager, and became a Vice President in 1997. Mr. Sanders is responsible for the Southern California branch facility and for the inventory center operations of the Mobile Modular Division.

     RANDLE F. ROSE joined the Company in 1997 as its Vice President of Administration. Mr. Rose is responsible for administration of human resources, risk management, real estate and facilities. For the three years prior to joining the Company, Mr. Rose was Vice President, Finance of Ardenbrook, Inc., a real estate company; and for the three years prior to that, he was Vice President of Mike Farley Company, a residential development and construction company.

     Each executive officer of the Company serves at the pleasure of the Board of Directors.

SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation earned by the Company's Chief Executive Officer and the Company's other four most highly compensated executive officers for services rendered in all capacities to the Company for each of the last three years.


                                                                         Long-Term
                                             Annual Compensation       Compensation
              Name and                       -------------------   ---------------------      All Other
         Principal Position           Year    Salary     Bonus     Awards(1)   Payout(2)   Compensation(3)
         ------------------           ----   --------   --------   ---------   ---------   ---------------
Robert P. McGrath...................  1997   $352,800   $246,960         --          --        $14,063
  Chairman and Chief                  1996    336,000    201,449         --          --         12,571
  Executive Officer                   1995    336,000     87,494         --          --         13,018
Dennis C. Kakures...................  1997    201,600    141,120   $112,137     $80,974         14,063
  President and Chief                 1996    192,000    115,114     42,900      38,094         14,732
  Operating Officer                   1995    192,000     50,938     24,681      30,803         15,138
Delight Saxton......................  1997    148,176     82,979         --          --         14,063
  Senior Vice President,              1996    141,120     65,149         --          --         14,732
  Chief Financial Officer and
  Secretary                           1995    134,400     35,656         --          --         15,138
Thomas J. Sauer.....................  1997    131,565     73,676     68,404      55,653         14,063
  Vice President and                  1996    125,297     58,595     29,201      26,452         14,732
  Treasurer                           1995    117,100     31,067     16,796      19,671         15,138
Scott A. Alexander..................  1997    120,625     57,266         --          --         14,063
  Vice President                      1996    107,500     43,704         --          --         14,143
                                      1995    100,000     33,482         --          --         11,202


------------------------------------
(1) Upon an award of stock bonus shares under the Company's Long Term Stock Bonus Plan, 20% of such shares are vested in the participant and the remaining 80% vest over the next four years contingent upon the participant remaining in the employ of the Company. See "Long Term Stock Bonus Plan" below. The figures shown in the column designated "Awards" are the values of the vested 20% shares of the Company's Common Stock earned by the executive officers under the Plan, calculated based on the market value of the Common Stock as of the end of the respective years. Dividends are paid to the officer with respect to shares earned by him, whether or not vested. As the unvested shares subsequently vest, their values are shown in the column designated "Payout."

(2) The figures shown in the column designated "Payout" are the values of the shares of the Company's Common Stock previously earned by the executive officers under the Company's Long-Term Stock Bonus Plan in a prior year which vested during the year shown. The values are calculated based on the market value of the Common Stock as of the end of the year in which it was originally earned.

(3) The figures shown in the column designated "All Other Compensation" represent the executive officer's share of the allocation of the Company's contribution to the Company's Employee Stock Ownership Plan for 1997, and his or her share of any re-allocations of forfeited benefits in 1997 (see "Employee Stock Ownership Plan" below). The figures shown do not include the value realized by Messrs. Sauer and Alexander upon exercise of stock options by them during 1997 (see "1987 Incentive Stock Option Plan" below).

EMPLOYEE STOCK OWNERSHIP PLAN

     The Company's Employee Stock Ownership Plan ("ESOP") is intended to qualify as an employee stock ownership plan as defined in Section 4975(e)(7) of the Internal Revenue Code, and as a stock bonus plan under Section 401(a) of the Internal Revenue Code. A trust was created by the Company under the ESOP to hold plan assets, with Union Bank of California, N.A. acting as trustee. The Company may amend or terminate the ESOP at any time. All assets acquired by the trust are administered by a Plan Committee composed of Nanci Clifton, Edward Diaz, Brian Jensen, Thomas Sauer, Delight Saxton and Sandy Waggoner (all Company employees) for the exclusive benefit of employees who are participants in the ESOP and their designated beneficiaries.

     Employees, who are 21 years or older, are entitled to participate in the ESOP when they have completed one year of service to the Company by June 30 of any year. As of December 31, 1997, 175 employees of the Company were participants in the ESOP. Allocations to each eligible participant's trust account are made each year from Company contributions, trust income or loss and re-allocations of forfeited ESOP benefits if the participant remains employed throughout the year and has worked a minimum number of hours or his employment has terminated due to death or retirement (as that term is defined in the ESOP) during that year. Allocations are made based upon each participant's compensation from the Company and time employed by the Company. As provided by law, a participant's interest in the ESOP becomes 20% vested after three years of service and will continue to vest at 20% per year thereafter until it is fully vested after the seventh year or upon death or total disability. The vesting schedule will be accelerated and the Company's contributions and ESOP allocations will be modified if the ESOP becomes a "top heavy plan" under federal tax laws.

     In general, Company contributions are immediately tax deductible by the Company, but participants do not recognize income for tax purposes until distributions are made to them. The amount of Company contributions to the ESOP in cash, Company stock or other property is determined by the Company's Board of Directors each year with consideration for federal tax laws. The Company's Board of Directors has authorized a $750,000 cash contribution to the ESOP for the 1997 plan year, and the Company had made an aggregate of $2,725,000 cash contributions for the five prior years. Employees may not make contributions to the ESOP. Contributions in cash are used to purchase Company stock; however, other investments may be made and loans may be incurred by the ESOP for the purchase of Company stock.

     The Plan Committee has determined that cash dividends paid by the Company on shares of the Company's Common Stock held by the ESOP shall be paid out to the participants. The Plan Committee has the right to revoke this decision at any time.

1987 INCENTIVE STOCK OPTION PLAN

     The Company has a 1987 Incentive Stock Option Plan (the "1987 Plan") under which options have been granted to key employees of the Company for the purchase of its Common Stock. Options granted under the 1987 Plan are intended to qualify as incentive stock options as that term is defined in Section 422A of the Internal Revenue Code of 1986, as amended. The 1987 Plan authorized the issuance of an aggregate of 2,000,000 shares of the Company's Common Stock under options. As of April 15, 1998, options for an aggregate of 852,000 shares had been granted to 28 key employees at exercise prices ranging between $3.06 and $10.75 per share; and of such options granted, options have been exercised for the purchase of 487,298 shares, options for 32,120 shares have been terminated, and options for 332,582 shares remain outstanding.

     No options were granted under the 1987 Plan during 1997 to any of the Company's executive officers listed in the "Summary Compensation Table" above. The following table sets forth information concerning options exercised during 1997, and options held at the end of 1997, by such executive officers.

                                                                   Number of Shares          Value of Unexercised
                                                                Underlying Unexercised       In-the-Money Options
                            Shares Acquired                       Options at Year End             at Year End
           Name               on Exercise     Value Realized   Exercisable/Unexercisable   Exercisable/Unexercisable
           ----             ---------------   --------------   -------------------------   -------------------------
Thomas J. Sauer...........      150,000         $1,742,738                0/0                         0/0
Scott A. Alexander........        9,500         $  104,274                0/0                         0/0

     The 1987 Plan is now terminated by its terms, and no further options will be granted under it; however, the options held by key employees for 332,582 shares still outstanding remain exercisable in accordance with the terms of those options.

1998 STOCK OPTION PLAN

     In March 1998, the Company's Board of Directors adopted, subject to obtaining shareholder approval, the 1998 Stock Option Plan (the "1998 Plan"). The 1998 Plan authorizes the issuance of an aggregate of 2,000,000 shares of the Company's Common Stock under options. See "Proposal No. 2: 1998 Stock Option Plan" above. Options for an aggregate of 212,000 shares were granted in March 1998 to 31 key employees at an exercise price of $20.81 per share, including a 20,000 share option granted to Randle F. Rose, an executive officer of the Company. None of the options have been exercised, and they all remain outstanding.

LONG-TERM STOCK BONUS PLAN

     The Company's Long-Term Stock Bonus Plan reserved 400,000 shares of the Company's Common Stock for bonuses to be granted to officers and other key employees to provide incentives for high levels of performance and unusual efforts to improve the financial performance of the Company. Long-Term Stock Bonus Agreements have been entered into with Dennis C. Kakures, the Company's President and Chief Operating Officer, and Thomas J. Sauer, the Company's Vice President and Treasurer. To date, Messrs. Kakures and Sauer are the only persons who have received Long-Term Stock Bonus Agreements under the Plan. Each Agreement provided for a stock bonus to the officer dependent upon the return on equity realized for the Company's shareholders over a three-year period, with the right to receive any stock bonus earned being subject to vesting over a four-year period contingent upon the officer remaining in the employ of the Company. Messrs. Kakures and Sauer were awarded stock bonus based upon the Company's performance over the three-year period ended December 31, 1997. The following table sets forth certain information with respect to the stock bonuses awarded based upon the three-year performance ended December 31, 1997. The "Values" in the table are calculated based on the market value of the shares of Common Stock as of December 31, 1997.

                               As of 12/31/97              Will Vest at December 31,
                             -------------------   -----------------------------------------
           Name               Earned     Vested      1998       1999       2000       2001
           ----              --------   --------   --------   --------   --------   --------
Dennis C. Kakures
  Shares...................    22,884      4,577      4,577      4,577      4,577      4,576
  Value....................  $560,658   $112,137   $112,137   $112,137   $112,137   $112,112
Thomas J. Sauer
  Shares...................    13,956      2,792      2,791      2,791      2,791      2,791
  Value....................  $341,922   $ 68,404   $ 68,380   $ 68,380   $ 68,380   $ 68,380

     The Company has entered into further Long-Term Stock Bonus Agreements with both Mr. Kakures and Mr. Sauer, under which additional stock bonuses could be awarded if the Company's performance goals over the successive three-year periods ending December 31, 1998 and 1999 are met.

REPORT BY THE EXECUTIVE COMPENSATION COMMITTEE

     The Company has a three-member Executive Compensation Committee, consisting of its two outside directors, Bryant J. Brooks and Ronald H. Zech, as well as its Chairman of the Board and Chief Executive Officer, Robert P. McGrath. The Committee establishes the general compensation policies of the Company for its executive officers and sets the actual compensation plans and specific compensation levels for the individual officers.


     COMPENSATION PHILOSOPHY -- The Company's executive compensation philosophy is to pay for performance. The Executive Compensation Committee believes executive compensation should reflect the executive's, as well as the Company's, current and long-term performance, and any management compensation program should be structured to attract, motivate and retain qualified personnel by providing attractive compensation incentives consistent with Company performance. The executive compensation program is intended to provide an overall level of compensation opportunity that the Committee believes, based upon its own judgment and experience and upon periodic studies by independent executive compensation consultants, is competitive with other, comparable companies. The Committee also believes management should have significant equity participation through the ownership of Common Stock of the Company so as to align the interests of executives with those of the Company's other shareholders in an effort to achieve long-term shareholder returns.

     COMPONENTS OF EXECUTIVE COMPENSATION -- In addition to the return executives receive along with other shareholders through their individual ownership of shares of the Company's Common Stock, there are currently three components of executive compensation: base salary, annual cash incentive bonus and long-term stock ownership incentives.

     Base Salaries -- The Executive Compensation Committee establishes the base salaries of each of the Company's executive officers after considering a variety of factors including the executive's level of responsibility and individual performance, the executive's contributions to the success of the Company, internal equities among the salaries of other officers and key personnel of the Company, the salaries of executive officers in similar positions in comparable companies, and the Company's financial performance.


     Annual Cash Incentive Bonus -- The Executive Compensation Committee had adopted a formula for calculating a cash incentive bonus for the Company's Chief Executive Officer for 1997 based solely upon the Company achieving certain levels of pre-tax profit for the year, and for calculating cash incentive bonuses for certain executive officers of the Company based upon a combination of the level of the Company's pre-tax profit for the year (75%) and the extent to which each executive officer achieves his or her own individual performance goals as determined by the Chief Executive Officer (25%). The executive officers of the Company who participated in this program were Mr. McGrath, Mr. Kakures, Ms. Saxton and Mr. Sauer. Mr. McGrath and Mr. Kakures were eligible to receive bonuses ranging from zero up to a maximum of 70% of their base salaries. Ms. Saxton and Mr. Sauer were eligible to receive bonuses ranging from zero up to a maximum of 56% of their base salaries. The aggregate cash incentive bonuses earned by these four executive officers of the Company under this program for 1997 was 65% of their aggregate base salaries.


     Long-Term Stock Ownership Incentives -- The Company has two long-term stock ownership incentive programs for its executives and other key personnel: The Long-Term Stock Bonus Plan and the 1998 Stock Option Plan.

     By the terms of the Company's Long-Term Stock Bonus Plan, the grant of stock bonuses is determined by the Company's Long-Term Stock Bonus Plan Committee (see "Long-Term Stock Bonus Plan" above). The Executive Compensation Committee may make recommendations to the Long-Term Stock Bonus Plan Committee with respect to the granting of stock bonuses under the Plan to executive officers. The Long-Term Stock Bonus Plan has been used to reward the achievement of pre-set, long-term financial goals; and the bonuses of stock have been awarded for achieving pre-set goals with respect to the return on equity realized by the Company over successive three-year periods.

     By the terms of the Company's 1998 Stock Option Plan, which plan is subject to approval by the shareholders, the grant of stock options is determined by the Company's Board of Directors (see "Proposal No. 2: 1998 Stock Option Plan" above). The Executive Compensation Committee may make recommendations to the Board of Directors with respect to the granting of stock options under the 1998 Plan to executive officers. The Board has granted stock options from time to time to executive officers and other key personnel of the Company under earlier option plans because the Board believed such grants would be an effective part of the particular executive officer's overall compensation package and that an increase in his or her equity participation in the Company would be appropriate.

     CHIEF EXECUTIVE OFFICER'S COMPENSATION -- Throughout 1997, Robert P. McGrath was the Chief Executive Officer of the Company, as well as the Chairman of its Board of Directors. Mr. McGrath was the founder of the Company, and he still owns a significant percentage of its Common Stock (see "Security Ownership of Management and Principal Shareholders" below).

     Base Salary -- After a review in early 1997 of Mr. McGrath's level of responsibility, performance and contributions to the Company's success, the Executive Compensation Committee raised Mr. McGrath's base salary to $352,800.

     Annual Cash Incentive Bonus -- Mr. McGrath earned a cash incentive bonus of $246,960 for 1997 (70% of his base salary). This bonus was calculated as a function of the extent to which the Company achieved its goal for pre-tax profits in 1997 in accordance with the formula which had been established by the Executive Compensation Committee early in that year.

     Long-Term Stock Ownership Incentives -- Mr. McGrath did not participate in any of the various long-term stock ownership incentive plans offered by the Company to its officers and employees (except that, as an employee, he has participated in the Company's Employee Stock Ownership Plan ("ESOP") on the same basis as other employees).
                                          Executive Compensation Committee:
                                                    Bryant J. Brooks
                                                    Robert P. McGrath
                                                    Ronald H. Zech

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     No member of the Company's Executive Compensation Committee has a compensation committee interlocking relationship (as defined by the Securities and Exchange Commission). One member of the Committee, Robert P. McGrath, is an employee and officer of the Company, and he has participated in deliberations of the Committee concerning executive officer compensation; and as noted below, he has also participated in investor-owned relocatable modular office programs with the Company.

     There were 40 investor-owners who had purchased relocatable modular offices and placed them in the Company's rental fleet for management by it, including three limited partnerships formed in 1980 and 1981 of which Robert P. McGrath is the general partner (with an aggregate of 24 limited partners) and three limited partnerships formed in 1984 of which the Company is the general partner (with an aggregate of 9 limited partners). The units still in the Company's rental fleet during 1997 which were owned by the three limited partnerships of which Mr. McGrath is the general partner had an original aggregate purchase price of $1,406,569. Mr. McGrath had a 1% profits interest and a 14% contingent, subordinated profits interest in the three limited partnerships. Mr. McGrath was allocated an aggregate of $324,950 of profits from these three limited partnerships during 1997, most of which were profits deferred in earlier year by the terms of Mr. McGrath's contingent, subordinated interest. Mr. McGrath was also entitled to receive an annual partnership management fee equal to 2% of the original cost of the units purchased. Mr. McGrath in turn engaged the Company to perform these management services for the identical fee. In addition, Mr. McGrath in his individual capacity purchased relocatable modular offices prior to 1983 directly from the Company and placed those units under the Company's management in its rental fleet on the same terms and conditions as units placed in the fleet by other investor-owners. The units still in the Company's rental fleet during 1997 which were owned by Mr. McGrath individually had an original cost to the Company of $139,625. His share of rental revenues from these units for the year ended December 31, 1997 was $37,576, and his share of operating expenses, management fees and incentive fees paid to the Company for the year was $19,121. On December 31, 1997, the Company repurchased all relocatable modular offices owned by investor-owners still in its rental fleet. The units owned by the three limited partnerships of which Mr. McGrath is the general partner were purchased for an aggregate purchase price of $490,365, and the units owned by Mr. McGrath in his individual capacity were purchased for $52,359.

                        SECURITY OWNERSHIP OF MANAGEMENT
                           AND PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding each person who is known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company, each of the directors, the chief executive officer and the other four most highly compensated officers of the Company, and all officers and directors as a group as of April 15, 1998. The table is presented in accordance with the rules of the Securities and Exchange Commission and, accordingly, in several instances beneficial ownership of the same shares is attributed to more than one person.


                                                                            Beneficial Ownership
                                                                          ------------------------
                                                                                       Percentage
                                                                          Number of        of
                   Name                               Address              Shares      Outstanding
                   ----                               -------             ---------    -----------
Robert P. McGrath(1,2,3)...................  McGrath RentCorp             2,290,998       16.20%
and Joan M. McGrath(1,2,3).................  5700 Las Positas Road
                                             Livermore, CA 94550
T. Rowe Price Associates, Inc.(4)..........  100 E. Pratt Street          1,929,600       13.64%
                                             Baltimore, MD 21202
Dennis C. Kakures(3,5).....................  McGrath RentCorp               341,083        2.41%
                                             5700 Las Positas Road
                                             Livermore, CA 94550
Delight Saxton(1,3)........................  McGrath RentCorp               339,809        2.40%
                                             5700 Las Positas Road
                                             Livermore, CA 94550
Thomas J. Sauer(3,5).......................  McGrath RentCorp               268,342        1.90%
                                             5700 Las Positas Road
                                             Livermore, CA 94550
Scott A. Alexander(3)......................  McGrath RentCorp               205,838        1.46%
                                             5700 Las Positas Road
                                             Livermore, CA 94550
Ronald H. Zech(1)..........................  GATX Corporation                 7,000        0.05%
                                             500 West Monroe
                                             Chicago, IL 60661
Bryant J. Brooks(1)........................  Sansome Street Appraisers        2,000        0.01%
                                             114 Sansome Street
                                             San Francisco, CA 94104
All Executive Officers and Directors as a                                 3,533,068       24.86%
  group (10 persons)(2,3,5,6)..............


------------------------------------

(1)    Currently a director of the Company.

(2) Includes 399,006 shares held by two organizations controlled by Mr. and Mrs. McGrath; however, they disclaim any beneficial interest in such shares.

(3) Includes the shares held by the McGrath RentCorp Employee Stock Ownership Plan for benefit of the named individual. The number of shares included are 52,723 shares for Mr. McGrath, 30,519 shares for Ms. McGrath, 39,809 shares for Ms. Saxton, 45,499 shares for Mr. Kakures, 33,558 shares for Mr. Sauer, 37,836 shares for Mr. Alexander, and 247,422 shares for all executive officers and directors as a group. These shares are included because beneficiaries under the Plan hold sole voting power over the shares (whether or not rights to the shares have vested).

(4) These securities are owned by various individual and institutional investors, including T. Rowe Price Small Cap Value Fund, Inc. which owns 1,298,000 shares, for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5) Includes unvested shares issued to the named individual under the McGrath RentCorp Long-Term Stock Bonus Plan, which shares are subject to return to the Company under certain circumstances. The number of shares included are 35,073 shares for Mr. Kakures, 22,636 shares for Mr. Sauer, and 57,709 shares for all executive officers as a group.

(6) Includes 69,000 shares which are the portion of outstanding stock options held by an officer which will be exercisable over the next 60 days.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

COMPLIANCE WITH sec. 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     The members of the Board of Directors, the executive officers of the Company, and persons who hold more than 10% of the Company's outstanding Common Stock are subject to the reporting requirements of sec.16(a) of the Securities Exchange Act of 1934 which require them to file reports with respect to their ownership of the Company's Common Stock and their transactions in such Common Stock. Based upon (i) the copies of the sec.16(a) reports the Company received from such persons during or with respect to 1997, and (ii) written representations received from all such persons that no annual Form 5 reports were required to be filed by them with respect to 1997, the Company believes that all reporting requirements under sec. 16(a) for 1997 and prior years were met in a timely manner by its directors, executive officers and greater than 10% shareholders.

PARTICIPATION IN INVESTOR-OWNED RELOCATABLE MODULAR OFFICE PROGRAMS

     Please refer to the material appearing under "Compensation Committee Interlocks and Insider Participation in Compensation Decisions" above for a description of Robert P. McGrath's involvement in the Company's investor-owned relocatable modular office programs.

INDEMNIFICATION AGREEMENTS

     The Company has entered into Indemnification Agreements with each of its directors and executive officers. These Agreements require the Company to indemnify its officers or directors against expenses and, in certain cases, judgment, settlement or other payments incurred by the officer or director in suits brought by the Company, derivative actions brought by shareholders and suits brought by other third parties. Indemnification has been granted under these Agreements to the fullest extent permitted under California law in situations where the officer or director is made, or threatened to be made, a party to the legal proceeding because of his service to the Company.

CONTROL

     By virtue of their positions in the Company and ownership of the Company's Common Stock, Robert P. McGrath and Joan M. McGrath may be deemed "control persons" of the Company as that term is defined under the Securities Act of 1933, as amended.

FAMILY RELATIONSHIPS

     There are no family relationships between any director or executive officer of the Company except that Robert P. McGrath and Joan M. McGrath are husband and wife.

                 DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

     Proposals of shareholders of the Company which are intended to be presented at the Company's 1999 Annual Meeting must be received by the Company no later than December 29, 1998, in order that they may be included in the proxy statement and form of proxy relating to that meeting.

                                                  THE BOARD OF DIRECTORS

Dated: April 24, 1998

                                McGRATH RENTCORP

                                     PROXY

   THE BOARD OF DIRECTORS SOLICITS THIS PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON FRIDAY, JUNE 5, 1998 AT 2:00 P.M., LOCAL TIME, AT THE McGRATH RENTCORP CORPORATE HEADQUARTERS LOCATED AT 5700 LAS POSITAS ROAD, LIVERMORE, CALIFORNIA 94550.

The undersigned hereby constitutes and appoints Robert P. McGrath and Delight Saxton, or each of them, with full power of substitution and revocation, attorneys and proxies of the undersigned at the Annual Meeting of Shareholders of McGrath RentCorp or any adjournments thereof, and to vote, including the right to cumulate votes (if cumulative voting is required), the shares of Common Stock of McGrath RentCorp registered in the name of the undersigned on the record date for the Meeting.

     [ ] FOR the election of Bryant J. Brooks, Joan M. McGrath, Robert P. McGrath, Delight Saxton and Ronald H. Zech as directors (TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME):
   or

     [ ] TO WITHHOLD AUTHORITY to vote for any of the nominees for director listed above.

   PROPOSAL NO. 2: Approval of the adoption of McGrath RentCorp's 1998 Stock Option Plan.

                 [ ] FOR        [ ] AGAINST        [ ]  ABSTAIN

   PROPOSAL NO. 3: Approval of the appointment of Arthur Andersen LLP as McGrath RentCorp's independent public accountants for the year ending December 31, 1998.

                 [ ] FOR        [ ] AGAINST        [ ]  ABSTAIN

The Board of Directors recommends a vote FOR the nominees named above and FOR Proposals Nos. 2 and 3. The shares represented by this Proxy will be voted as directed above: IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR SAID NOMINEES AND PROPOSALS. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Meeting to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement and the 1997 Annual Report to Shareholders furnished with this Proxy.

Dated: ______________, 1998

                                _______________________________________________
                                                   Signature

                                _______________________________________________
                                                    Signature

                                Signature should agree with name printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.


                   PLEASE RETURN THIS SIGNED AND DATED PROXY
                     IN THE ACCOMPANYING ADDRESSED ENVELOPE